Telephone :    +44 (0) 20 3124 6000
Fax:        +44 (0) 20 3124 8223
Website:        www.willis.com

Without prejudice

Stephen Patrick Hearn
c/o 51 Lime Street
London
EC3M 7DQ
24 June 2015
Dear Steve
Your resignation
I refer to your e-mail to me today, in which you informed us that you would be accepting a position at another employer and that you therefore give notice of your resignation from your employment with Willis Limited (the “Company”).
As you and we have mutually discussed and agreed, this is to confirm that you are hereby placed on garden leave with effect from July 6 pursuant to section (b) of the paragraph entitled ‘Termination of Employment’ in your contract of employment dated 16 October 2012 (as amended) (your “Employment Contract”).You have also kindly agreed with us that you would come into the office during the week of June 29 and attend potential Town Hall meetings on June 30, with details to be determined.
As you are aware, you are obliged to give the Company 12 months’ notice of the termination of your employment. However, as we have mutually discussed and agreed, the Company is prepared to agree to release you from part of your notice period, on the following terms. If the following terms are acceptable to you, I should be grateful if you would sign, date and return to me a copy of this letter (where indicated below) to confirm your agreement to the same.
1.    Termination Date and garden leave. You shall remain on garden leave through October 30 (the “Termination Date”), whereupon your employment with the Company will end For the avoidance of doubt, nothing in this letter shall prevent you from continuing to act as a member of (and/or attending any meetings of) any trade association bodies (including the London Market Group and the London & International Insurance Brokers’ Association), at the discretion of those bodies, following the commencement of your garden leave period and/or following the Termination Date provided, however, that from the date hereof, you shall (i) not act as a representative of the Company or any member of the Group in respect of such memberships or hold yourself out as such and (ii) bear the costs of such memberships and/or the attendance at such meetings.
2.    Salary and benefits up to the Termination Date. You will receive your salary and other contractual benefits (but not, for the avoidance of doubt, any bonus or severance payments) up to and including the Termination Date in the normal way less deductions for income tax and National Insurance contributions at appropriate rates.
3.    Announcement and resignation of directorships. You shall resign immediately from your directorship of the Company and, if applicable, from all your other directorships and/or other offices in the Company and/or any member of the Group. You and the Company agree that an external announcement shall be made in accordance with the securities law disclosure obligations applicable to the Company and/or any member of the Group and, subject to us agreeing otherwise, in substantially the form previously discussed.
4.    Ongoing obligations. Notwithstanding the termination of your employment, you acknowledge that you are bound by and undertake to continue to observe any obligations you owe to the Company and/or the Group which are stated to continue to apply beyond the termination of your employment, including those provisions of your Employment Contract that relate to duties of confidence and confidential information, copyright, inventions and patents, return of Company property and non-disparagement, and the post-termination restrictive covenants set out in the paragraph entitled ‘Other Obligations’ in your Employment Contract.
5.    Full and final settlement. Without any admission of liability by the Company, you agree to accept the terms set out in this letter in full and final settlement of all and any claims, demands or rights of action which you have or may have against the Company or any member of the Group or any of its or their officers or employees however arising, in connection with your employment and/or its termination and/or your directorships and/or your trusteeships and/or other offices and/or your resignation from them (including, for the avoidance of doubt, in respect of the period between the date of this letter and the Termination Date), each of which you hereby waive, but excluding (i) any claim in respect of accrued pension entitlement, (ii) (subject to the warranty in relation to personal injury claims given by you and set out below) any claim in respect of personal injury, (iii) any claim for the purposes of enforcing any term of this letter or (iv) any claim in relation to any rights you may have under any share option plans and equity incentive plans operated by the Company or any member of the Group in which you participate, it being acknowledged and agreed that such rights shall continue to be governed by the terms of such plans and/or any applicable award or grant agreements (in each case as amended from time to time) and that no new grants or awards will be made to you under any such plans. You warrant that you are not aware of any claim you have for personal injury as at the date that you countersign this letter.
6.    Definitions. Terms used by not defined in this letter shall have the meanings given to them in your Employment Contract.
Yours sincerely

/s/ Rodney Baker-Bates_________
Rodney Baker-Bates
for and on behalf of Willis Limited

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I confirm that I have read, understood and agree to the above terms of this letter:

Signature:    /s/ Stephen Patrick Hearn     Date: 24 June 2015
Stephen Patrick Hearn